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                       TABLE OF CONTENTS

1. ARTICLE ONE DEFINITIONS                                      1
        1.1     "Assets".                                       1
        1.2     Wafer Fabrication Facility                      2
        1.3     "Hazardous Materials"                           2
        1.4     "Insurance Policies".                           3
        1.5     "Permits".                                      3
        1.6     "Premises".                                     3
        1.7     "NationsBanc Lease".                            3
        1.8     "Associated Agreements".                        3
        1.9     "Premises Lease".                               3
        1.10    "Escrow Holder".                                3
        1.11    "Environmental Claims"                          3
        1.12    "Environmental Laws"                            4
        1.13    "Environmental Liabilities"                     4
        1.14    "Tax" or, collectively "Taxes".                 4

2.  ARTICLE TWO PURCHASE AND SALE OF ASSETS                     5
        2.1     Buy and Sell.                                   5
        2.2     Purchase Price.                                 5
        2.3     Deposit, Liquidated Damages and Due Diligence.  5
        2.4     Payment of Purchase Price.                      9
        2.5     Allocation of Purchase Price.                   9
        2.6     Assumption of Liabilities                       9
        2.7     Buyer's Sales and Use Tax.                      10
        2.8     Seller's Real and Personal Property Tax         10
        2.9     Delivery of Title.                              10
	2.10	Documents to be Delivered by Seller at the
                Closing.                                        11
	2.11	Documents to be Delivered by Buyer at the
                Closing                                         11
        2.12    Employees.                                      11
	2.13	Operating Permits and Claims Concerning
                the Assets                                      11
        2.14    Seller's Premises Lease Assumption              12
        2.15    Process Development Agreement                   12
	2.16	Limitation of Liability, Purchase Price
                Escrow, and Guaranty                            12
        2.17    "As-Is" Sale: Releases and Waivers              13
        2.18    Work in Progress ("WIP")                        17
        2.19    Operation of Premises                           17
        2.20    Seller's Intellectual Property                  18

3.  ARTICLE THREE WAFER PRODUCTION                              18
        3.1     Wafer Production and Purchase Rights            18

4.  ARTICLE FOUR REPRESENTATIONS AND WARRANTIES OF SELLER       19
        4.1     Seller's Corporate Status                       19
        4.2     Authorization; Etc.                             19
	4.3	Material Changes in Seller's Financial
                Condition                                       19
        4.4     Title to Assets; Encumbrances.                  19
        4.5     Seller's Lease                                  20
        4.6     Employee's Contracts                            20
        4.7     Litigation.                                     20
	4.8	Contracts, Warranties and the NationsBanc
                Lease                                           20
        4.9     Hazardous Materials                             20
        4.10    Underground Storage Tanks                       21
        4.11    Environmental Reports                           21
        4.12    Existing Contamination                          21
        4.13    Compliance with Environmental Laws/Claims       21
        4.14    Existing Improvements                           21
        4.15    Compliance                                      22
        4.16    Disclosure                                      22
        4.17    Taxes                                           22

5.  ARTICLE FIVE BUYER'S REPRESENTATIONS AND WARRANTIES         22
        5.1     Authorization; Etc.                             22
        5.2     No Violation                                    22
        5.3     Consents and Approvals of Government
                Authorities                                     23

6.  ARTICLE SIX CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE     23
        6.1     Seller's Representations and Warranties Are
                True                                            23
        6.2     Seller Has Performed                            23
        6.3     No Legal Action Pending                         23
        6.4     Material Adverse Change                         24
        6.5     Duly Authorized.                                24
        6.6     Assignment of Lease                             24
        6.7     Associated Agreements                           24
        6.8     No Defaults                                     24
        6.9     Consents                                        24
        6.10    Due Diligence.                                  24

7.  ARTICLE SEVEN CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE  24
        7.1     Buyer's Representations and Warranties Are True 24
        7.2     Buyer Has Performed                             24
        7.3     No Legal Action Pending                         25
        7.4     Duly Authorized                                 25
        7.5     Necessary Consents                              25
        7.6     Assignment of Lease                             25
        7.7     Associated Agreements                           25

8.  ARTICLE EIGHT THE CLOSING                                   25
        8.1     Closing Date                                    25
        8.2     Seller's Delivery.                              25
        8.3     Seller's Assistance                             25
        8.4     Buyer's Delivery                                26

9.  ARTICLE NINE SELLER'S OBLIGATIONS AFTER CLOSING             26
        9.1     Seller's Indemnity.                             26
        9.2     Notification of Claims                          26
        9.3     Survival of Representations and Warranties      26
        9.4     Limitations on Indemnification                  27

10.  ARTICLE TEN BUYER'S OBLIGATIONS AFTER CLOSING              27
        10.1    Buyer's Indemnity                               27
        10.2    Notification of Claims                          27

11. ARTICLE ELEVEN PUBLICITY                                    27
        11.1    Publicity                                       27

12.  ARTICLE TWELVE COSTS                                       28
        12.1    No Agents                                       28
        12.2    Costs and Prorations                            28

13.  ARTICLE THIRTEEN FORM OF AGREEMENT                         29
        13.1    Headings                                        29
        13.2    Entire Agreement, Waivers                       29
        13.3    Counterparts                                    29

14. ARTICLE FOURTEEN PARTIES IN INTEREST                        30
        14.1    Third Party                                     30
        14.2    Assignment                                      30

15.  ARTICLE FIFTEEN REMEDIES                                   30
        15.1    Arbitration                                     30
        15.2    Attorney's Fees                                 30
        15.3    Termination                                     30

16.  ARTICLE SIXTEEN NOTICES                                    31

17.  ARTICLE SEVENTEEN GOVERNING LAW                            32

18.  ARTICLE EIGHTEEN SEVERABILITY                              32


        AGREEMENT FOR PURCHASE AND SALE OF ASSETS


	This Agreement for Purchase and Sale of Assets (the
"Agreement") is entered into and made effective as of January 16, 1999 (the "Effective Date") at San Jose,
California, by and between ORBIT SEMICONDUCTOR, INC, a Delaware corporation, ("Seller") and SUPERTEX, INC., a
California corporation ("Buyer").

	RECITALS

	A.	Buyer desires to purchase from Seller and
Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, the Assets of Seller's Wafer Fabrication Facility (as these terms are defined below) in exchange for the cash and other consideration described herein below. Said Assets do not constitute substantially all of the business operations of Seller, and Seller shall continue as an operating business after such sale.

	B.	In consideration of the mutual covenants,
agreements, representations, and warranties contained in this agreement, the parties agree as follows:


	1. ARTICLE ONE
	DEFINITIONS

	As used herein, the terms set forth below shall have the meanings set forth below:

	1.1	"Assets".  The term "Assets" shall mean all of
the following:

		(a)	Tangible items of equipment, fixtures, and
supplies, related to Seller's Wafer Fabrication Facility
(as defined below at Section 1.2), located at the Premises (defined below at Section 1.6) or at any other location and that are specifically described as the items listed on Exhibit A, attached hereto and incorporated herein by this reference, involved in the operation of the Seller's Wafer Fabrication Facility (the
"Equipment");

		(b)	All Permits, listed in Exhibit D;

		(c)	The rights of Seller under warranties and
guaranties given by the Equipment suppliers or others in connection with the Equipment (the "Warranties"), which Warranties are described on Exhibit B attached hereto and incorporated herein by this reference, to the extent transferable;

		(d)	The rights of Seller under all service and
maintenance contracts relating to the Equipment (the
"Contracts"), which Contracts are described on Exhibit C attached hereto and incorporated herein by this reference, and which Buyer has assumed subject to acceptance;

		(e)	Seller's service records pertaining to the
Equipment (the "Service Records"), to the extent reasonably available;

		(f)	Plans and specifications pertaining to the
Equipment (the "Plans and Specifications"), to the extent reasonably available;

		(g)	All blueprints, plans, drawings, floor
plans, construction drawings, site plans, and any other written or electronically stored information regarding the Premises, to the extent reasonably available;

		(h)	A license to use Seller's proprietary
rights and interests in processes used in the Wafer
Fabrication Facility as described on Exhibit A-1
("Seller's Intellectual Property");

		(i)	The entire, undivided right, title,
interest and estate of the "Tenant" under the "Premises
Lease" and all right, title and interest of Seller in, under, and to the Premises; and

		(j)	Seller's customer lists attached as
Exhibit A-2.

	1.2	Wafer Fabrication Facility.  The term "Wafer
Fabrication Facility" shall mean the semiconductor wafer fabrication manufacturing facility operated by Seller at the Premises;

	1.3	"Hazardous Materials".  The term "Hazardous
Materials" shall include, but not be limited to, any
substance, material or waste which is or becomes
regulated by any local governmental authority, the State
of California, or the United States of America, because
of its toxic, flammable, corrosive, reactive,
carcinogenic or other hazardous property, or which is now
or hereafter defined or listed as "hazardous substances,"
"hazardous materials," "toxic substances," "petroleum,"
"carcinogen," "asbestos," or "asbestos materials" in any
federal, state or local laws, rules or regulations
(whether now existing or hereafter enacted or
promulgated) including, without limitation, the Federal
Water Pollution Control Act (33 U.S.C.  1251, et seq.),
Hazardous Materials Transportation Act (49 U.S.C.
1801, et seq.), Resource Conservation and Recovery Act
(42 U.S.C.  6901, et seq.), Safe Drinking Water Act (42
U.S.C.  3000(f), et seq.), Toxic Substances Control Act
(15 U.S.C.  2601, et seq), Clean Air Act (42 U.S.C.
7401), Comprehensive Environmental Response, Compensation
and Liability Act (42 U.S.C.    9601 et seq.), United
States Department of Transportation Hazardous Materials
Table (49 CFR 172.101), California Health & Safety Code
(   25100, et seq.,    25300, et seq.,    39000, et
seq.), California Water Code (   13000, et seq.),
California Labor Code   6501.7 and   9004, California
Civil Code ( 2929.5), or any judicial or administrative interpretation of such laws, rules or regulations;

	1.4	"Insurance Policies".  The term "Insurance
Policies" shall mean all insurance policies, certificates of insurance or other documents and instruments in the possession of Seller evidencing all insurance policies issued in whole or in part for the benefit of owner, held or formerly held by Seller covering the Assets, the Wafer
Fabrication Facility and/or the Premises.

	1.5	"Permits".  The term "Permits" shall mean all
operating permits and licenses for the Wafer Fabrication
Facility, which Permits are described on Exhibit D attached hereto and incorporated herein by this reference.

	1.6	"Premises".  The term "Premises" shall mean
that leased building and all that real property and improvements commonly known as 71 Vista Montana, San
Jose, California which Seller uses as a wafer fabrication facility (fab area -- cleanroom, fab peripheral area, and facility support -- pad area and cleanroom) and which is more particularly described on Exhibit E attached hereto and incorporated herein by this reference.

	1.7	"NationsBanc Lease".  The term "NationsBanc
Lease" shall mean the Master Equipment Lease Agreement between Seller and NationsBanc dated September 15, 1995, and the following schedules thereunder: Schedule No. 1 dated September 15, 1995, Schedule No. 2 dated September
20, 1996, Schedule No. 3 dated September 25, 1996, and
Schedule No. 4 dated December 16, 1996, copies of which are attached hereto as Exhibit F and incorporated herein by reference.

	1.8	"Associated Agreements".  The term "Associated
Agreements" shall mean all those contracts, documents and instruments to be executed and delivered under this Agreement.

	1.9	"Premises Lease".  The term "Premises Lease"
shall mean the lease for the Premises entered into between Paradigm Technology, Inc., a Delaware corporation ("Paradigm"), and Sobrato Development Companies #871, a California limited partnership ("Landlord"), dated
December 7, 1988, as amended by that certain First
Amendment to Lease dated May 4, 1987, that certain Second Amendment to Lease dated June 18, 1990, and that certain Third Amendment to Lease dated December 21, 1995, which was assigned to Seller pursuant to that certain
Assignment of Lease and Consent to Assignment of Lease entered into between Landlord, Seller, and Paradigm dated November 15, 1996.

	1.10	"Escrow Holder".  The term "Escrow Holder"
shall mean San Jose National Bank, One North Market
Street, San Jose, California 95113, Attn: Margo A.
Culcasi, Telephone: 408-947-7562, Telecopy: 408-947-7038.

	1.11	"Environmental Claims" shall mean any notice,
claims, act, cause of action or investigation by any person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws.

	1.12	"Environmental Laws" shall mean all federal,
state and local laws and regulations relating to the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to the release or emission of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

	1.13	"Environmental Liabilities" shall mean any
liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence in, on or under the Premises, on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials
(including both land and improvements thereon) ("Pre-
Existing Contamination"); (ii) the migration of Pre-
Existing Contamination prior to the Closing Date to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any transportation, transfer, recycling, storage, use, handling, treatment, manufacture, removal, investigation, remediation, release, emission, sale, disposal or distribution of any Hazardous Materials, or any product or waste containing Hazardous Materials conducted on the Premises prior to the Closing Date ("Pre-Closing
Hazardous Materials Activities"); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous
Materials Activities at the Premises, in the course of or as a consequence of any Pre-Closing Hazardous Materials
Activities at the Premises, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental
Laws by the Seller or its agents, employees or contractors prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing. Environmental Liabilities shall be subject to the provisions of Section 2.16, 2.17 and
Article 9 herein.

	1.14	"Tax" or, collectively "Taxes".  shall mean any
and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

	2.  ARTICLE TWO
	PURCHASE AND SALE OF ASSETS

	2.1	Buy and Sell.  Subject to the terms and
conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, all the Assets at the Closing.

	2.2	Purchase Price.  As full payment of the
purchase price for the Assets (the "Purchase Price") for the transfer of the Assets to Buyer, Buyer shall deliver at the Closing the following:

		(a)	The cash sum of Nine Million Two Hundred
Thousand Dollars ($9,200,000.00).

		(b)	An assumption of Seller's NationsBanc
Lease, provided, however, that in the event that NationsBanc refuses to accept Buyer's assignment and assumption of the NationsBanc Lease,
Buyer shall be responsible for payment to Seller under a sublease of the NationsBanc Lease on the same terms and conditions, including rent, of the NationsBanc Lease.

		(c)	Assumptions of all other leases, contracts
or other obligations being assumed by Buyer under the terms of this Agreement.

Buyer warrants that it shall use its best efforts to cooperate and work with Seller to accomplish the assignment and assumption of the NationsBanc Lease. In the event that Buyer is unable to deliver the assumption of the NationsBanc Lease as provided in subsection (b), Seller shall continue to be responsible for the NationsBanc Lease and Buyer and Seller shall enter into a sublease of the NationsBanc Lease upon the consent of NationsBanc of such sublease.

	2.3	Deposit, Liquidated Damages and Due Diligence.

		(a)	(1)	Deposit.  On execution of this
Agreement, Buyer shall deposit with Escrow Holder (the "Escrow") a cash deposit (the "Initial Deposit") of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) of which the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00)
("First Refundable Deposit") shall immediately become non-refundable, unless there is any material breach, default, fraud or misrepresentation on Seller's part.
For purposes of this Section 2.3, "material" shall mean "resulting in damages, loss, or costs in excess of $250,000.00. Said First Refundable Deposit shall also be refundable in the event that Landlord (identified in Section 1.9 herein) prior to Closing, fails to enter into a Lease Assignment (identified in Section 2.9(c) herein) on terms reasonably acceptable to Seller and Buyer or fails to enter into a Fourth Amendment to the Premises
Lease with Buyer on terms reasonably acceptable to Buyer ("Landlord Fails to Consent"). All interest earned on the Deposit (as defined below) shall be paid to the recipient of the underlying principal when the Deposit
Funds are disbursed to Buyer or Seller. Upon receipt of the Initial Deposit, the Escrow Holder shall immediately place the Initial Deposit in an interest-bearing account. Within five (5) business days of Buyer's receipt of the Due Diligence Items (defined at Section 2.3(b) below),
Buyer shall deliver into Escrow an additional cash deposit (the "Additional Deposit") of SEVEN HUNDRED
THOUSAND DOLLARS ($700,000.00), of which the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS shall be non-refundable ("Second Non-Refundable Deposit"), unless there is any material breach, default fraud or misrepresentation on Seller's part or Landlord Fails to Consent, and the Escrow Holder shall immediately place the Additional
Deposit into an interest-bearing account.  The Initial
Deposit and the Additional Deposit are referred to collectively as the "Deposit". In the event that this Agreement is terminated because Landlord Fails to Consent on or before Closing or, prior to the expiration of the Approval Deadline (defined below) for any reason other than Seller's material breach, default, fraud or misrepresentation, Seller shall retain the First Non-Refundable Deposit and the Second Non-Refundable Deposit and the remainder of the Deposit, if any shall be returned to Buyer. Upon expiration of the Approval
Deadline, the Deposit shall become irrevocable and non-refundable to Buyer except and only in the event of Seller's material breach, default, fraud or misrepresentation or if Landlord Fails to Consent prior to Closing. In the event Buyer is entitled to the return of any portion of the Deposit under the terms of this Agreement, such portion of the Deposit shall be promptly returned to Buyer (and Seller shall instruct Escrow
Holder to so return the Deposit to the extent required by Escrow Holder). The Deposit shall be disbursed by Escrow Holder to Seller through Escrow at Closing (and Buyer shall instruct Escrow Holder to so disburse the Deposit to the extent such instruction is required by Escrow
Holder). Should the Closing occur, the Deposit shall be applied to the Purchase Price.

			(2)	Liquidated Damages.  SELLER AND BUYER
HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IF THE
CLOSING FAILS TO OCCUR ON OR BEFORE THE CLOSING DATE
(DEFINED BELOW). THE DEPOSIT SHALL BE PAID TO AND
RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND NOT AS A
PENALTY, UNLESS SELLER BREACHES THIS AGREEMENT AND THIS
TRANSACTION FAILS TO CLOSE BY REASON THEREOF (AND BUYER
HEREBY IRREVOCABLY INSTRUCTS ESCROW HOLDER, UPON DEMAND
BY SELLER WITHOUT FURTHER AUTHORIZATION BY BUYER, TO
DIRECTLY PAY SELLER THE DEPOSIT PLUS ALL INTEREST THEREON
IN THE EVENT OF SUCH BREACH BY BUYER). BUYER AND SELLER
ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT
OF SUCH BREACH BY BUYER WOULD BE EXTREMELY DIFFICULT OR
IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT
PLUS SUCH INTEREST AS MAY BE EARNED THEREON WHILE IN
ESCROW IS THE PARTIES' BEST ESTIMATE OF THE DAMAGES
SELLER WOULD SUFFER IN THE EVENT THIS TRANSACTION FAILS
TO CLOSE BY REASON OF BUYER'S BREACH OF THIS AGREEMENT,
AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE
CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OF THIS
AGREEMENT.  BUYER AND SELLER AGREE THAT SELLER'S RIGHT TO
BE PAID AND RETAIN THE DEPOSIT AND SAID INTEREST ACCRUED
THEREON SHALL BE THE SOLE REMEDY OF SELLER AT LAW OR IN
EQUITY IN THE EVENT OF SUCH BREACH OF THIS AGREEMENT BY
BUYER WHERE THIS TRANSACTION FAILS TO CLOSE. IT IS THE
INTENTION OF THE PARTIES THAT THIS SECTION COMPLY WITH
THE PROVISIONS OF    1671(b) AND 1677 OF THE CIVIL CODE
OF CALIFORNIA.

		(b)	Due Diligence.  Buyer's obligation to
purchase the Assets and Seller's obligation to sell the Assets are each conditioned upon the satisfaction or express written waiver of the conditions precedent set forth below:

			(1)	Attached hereto as Exhibit A-3 is a
list of items that Seller agrees to provide to Buyer as part of Buyer's due diligence and investigation of the Assets, which Seller agrees to provide as soon as practicable (the "Due Diligence Items"). The Due
Diligence Items shall be provided to the extent that such items are in writing or human readable electronic format and to the extent that such items do not need to be created by Seller for the sole purpose of satisfying
Buyer's due diligence. The provision of all such items in Seller's possession shall constitute full satisfaction of Seller's obligation hereunder, even if such items constitute only a portion of the items otherwise requested by Buyer. Buyer shall have until 5:00 p.m. on Saturday, January 23, 1999 (the "Approval Deadline"), to approve or disapprove, at its sole discretion the following matters pertaining to the Assets: (a) the physical and environmental condition of the Equipment and the Premises, including, without limitation, the presence or absence of any Hazardous Materials at or beneath the Premises; (b) the financial condition of the Assets including, without limitation, the feasibility, convertability, desirability and suitability of the Assets for Buyer's intended use and purposes; (c) the legal condition of the Assets including, without limitation, the Assets' compliance or non-compliance with any applicable federal, state or local statutes, ordinances, codes, regulations, decrees, orders, laws or other governmental requirements (collectively,
"Applicable Laws"); (d) the Documents (hereinbelow defined) and all other Seller Materials (hereinbelow defined), if any; (e) the existence or non-existence, and availability or nonavailability, of any governmental, quasi-governmental or private approvals, permits, licenses, or other entitlements, if any, affecting the Assets or their use or occupancy; (f) the dimensions and specifications of the Premises; (g) the zoning, building, and land use restrictions affecting the Premises; and (h) the condition of title to the Assets The matters described in clauses (a) through (h), above, are collectively referred to herein as the "Condition of the Assets". Buyer may, at its sole cost and expense, retain a qualified licensed contractor to perform a Phase I and a Phase II environmental assessment of the Premises.

			(2)	Buyer acknowledges that the period of
time from the execution of this Agreement until the Approval Deadline affords Buyer sufficient time to make all inspections, tests, analyses, evaluations and reviews
Buyer deems necessary and prudent to fully evaluate the Condition of the Assets. Buyer shall approve or disapprove the Condition of the Assets by delivering written notice thereof to Seller on or before the Approval Deadline. If Buyer disapproves the condition of the Assets in the manner provided in this Section 2.3, then this Agreement shall terminate without further action by the parties as provided in Section 15.3, below.

			(3)	Seller hereby grants Buyer the right
to enter upon the Premises from the date of execution of this Agreement through and until the Approval Deadline between the hours of 8:00 a.m. and 5:00 p.m. to conduct such inspections, tests, investigations, analyses and evaluations as Buyer deems necessary or prudent to evaluate the Condition of the Assets, provided that such activity does not interfere with Seller's business or the operation of the Wafer Fabrication Facility and that Buyer shall give Seller oral or written notice at least one (1) business day before the entry of any person possessing mechanic's or materialmen's or other lien rights so as to allow Seller to post the appropriate notices of non-responsibility. Any such requirement shall not delay Buyer's scheduled inspections, tests, or interviews, provided Buyer has provided Seller with at least three (3) business days prior written notice of the date, time and location of the scheduled inspections of the Premises or the Assets. All tests, inspections and examinations of the Assets shall be done at Buyer's sole expense in a workmanlike manner in accordance with Applicable Laws. Notwithstanding anything to the contrary herein, Buyer may not perform any test or inspection or carry out any activity at the Premises that damages the Premises or Assets or which is physically intrusive into the ground or any improvements on the Premises, without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion. If Seller does not consent to any such test, inspection or activity, then Buyer may give written notice to Seller of its disapproval of the Condition of the Assets and thereby terminate this Agreement in the manner provided above. Buyer shall, at its sole expense, immediately repair any damage to the Premises or the Assets caused by any entry by Buyer or any of Buyer's agents, servants, nominees, contractors, consultants, engineers, subcontractors, employees or other persons acting for or on behalf of Buyer (collectively, "Buyer's
Representatives") upon the Premises, and Buyer shall, at its sole expense, after each entry by Buyer or any of Buyer's Representatives upon the Premises, restore the Property to the same condition it was in as of the date this Agreement was executed.

			(4)	Buyer shall indemnify, protect,
defend and hold Seller, its employees, agents, successors, and assigns, and the Assets free and harmless from and against any and all claims, actions, causes of action, suits, proceedings, costs, expenses (including, without limitation, attorneys' fees and costs), liabilities, damages and liens of any type or kind
("Costs") to the extent resulting from property damage or personal injury caused by Buyer's exercise of its inspection rights under paragraph 2.3(b)(3); provided, however, that the foregoing indemnity shall not apply to any Costs resulting from (i) the acts, omissions of Seller or any agent, contractor or representative of Seller, or (ii) Buyer's discovery of any information potentially having a negative impact on the Assets, the Premises or the Wafer Fabrication Facility, including, without limitation, any Costs arising from or relating to the discovery of any Hazardous Materials on or about the Premises.

			(5)	Within two (2) days of the execution
of the Agreement, Seller will provide or will make available to Buyer for review and photocopying (at
Buyer's sole expense), at the office of Seller, during Seller's normal business hours, any other additional documents related to the Assets that are in Seller's possession, including, but not limited to, building and improvement plans, maintenance and inspection reports, construction records, environmental reports, assessments, permits, audits, and agency correspondence (including any Phase I or Phase II or other environmental reports or information previously created or in progress), or statements of any information with respect to possible or pending actions regarding the Assets by any Federal, State or other government agency. Such documents are collectively referred to herein as the "Documents".
Buyer hereby agrees that it shall not remove any original
Documents from Seller's offices. On the termination of this Agreement for any reason whatsoever, Buyer shall immediately return all photocopies of any Documents to Seller.

			(6)	The conditions precedent set forth
above shall fail or shall be satisfied in accordance with their respective terms. No waiver of any such conditions precedent shall be effective unless expressly set forth in writing by the party or parties receiving the benefit of the condition.

	2.4	Payment of Purchase Price.  Buyer shall pay to
Seller the Purchase Price as described above in immediately available funds at the Closing.

	2.5	Allocation of Purchase Price.  Buyer and Seller
agree to negotiate in good faith concerning an allocation of the Purchase Price among the Assets, and to establish such allocation no later than seven (7) days prior to the Closing, provided, however, that up to $2,200,000 shall be allocated for Seller's Intellectual Property. Buyer and Seller agree that all returns and reports made to the Internal Revenue Service, the California Franchise Tax
Board, the California State Board of Equalization or any other authority with respect to the purchase and sale of the Assets shall be consistent with such allocation. Each of the parties agrees to report this transaction for federal tax purposes substantially in accordance with this allocation of the purchase price.

	2.6	Assumption of Liabilities.  On the terms and
subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume the following liabilities of Seller: the obligations assumed under the NationsBanc Lease, the obligations assumed under the Lease Assignment and the obligations assumed under the assumed Contracts as set forth on Exhibit C (collectively, the "Assumed Liabilities"). Buyer shall not assume any liabilities or obligations of Seller except for those liabilities and obligations which Buyer expressly assumes pursuant to this Section 2.6, Section 2.17, or as otherwise expressly assumed in other provisions of this Agreement. Except as otherwise provided in this Agreement, Buyer expressly is not assuming any obligations or liabilities arising from events occurring prior to Closing, whether accrued, absolute, contingent, matured, unmatured or other, of Seller or any other person or entity, except for the Assumed Liabilities.

	2.7	Buyer's Sales and Use Tax.  Buyer shall pay all
sales and use Taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property Taxes, if any, of Seller's Wafer Fabrication
Facility. Except as otherwise provided in this Agreement, Buyer will not be responsible for the payment of any sales, use, or similar Taxes by virtue of any state law providing for the liability of Buyer as a successor in interest to Seller with respect to the Assets.

	2.8	Seller's Real and Personal Property Tax.
Seller shall pay its portion, prorated as of the Closing
Date, of state and local real and personal property Taxes if any, of Seller's Wafer Fabrication Facility.

	2.9	Delivery of Title.  At the Closing, Seller
shall convey to Buyer good and marketable title to all of the Assets. In each case, title shall be conveyed free and clear of any and all taxes, liens, charges, encumbrances, judgments, obligations, security interests, liabilities or claims of any nature whatsoever of any third party or parties except for any such matters relating to (a) NationsBanc Lease and (b) Seller's obligations under the Assumed Contracts or (c) any other matters set forth in Exhibit A-4, assuming all necessary consents are obtained. The conveyances shall be effected by means of:

		(a)	a bill of sale ("Seller's Bill of Sale")
executed by Seller in the form of Exhibit H attached hereto and incorporated herein by this reference.

		(b)	an Assignment of Rights ("Seller's
Assignment") executed by Seller in the form of Exhibit I attached hereto and incorporated herein by this reference.

		(c)	an Assignment of Lease ("Lease
Assignment") executed by Buyer, Seller and Landlord containing terms reasonably acceptable to Buyer and Seller.

		(d)	a license of Seller's Intellectual
Property executed by Seller in favor of Buyer. Said license shall be perpetual, non-exclusive, irrevocable, sublicenseable, transferable and royalty-free.

	2.10	Documents to be Delivered by Seller at the
Closing. Seller shall deliver to Buyer the following documents at or prior to the Closing:

		(a)	The Seller's Bill of Sale duly executed by
Seller.

		(b)	The Seller's Assignment of the NationsBanc
Lease.

		(c)	The Lease Assignment of the Premise's
Lease duly executed by Seller and Landlord.

		(d)	Such other documents or instruments as may
be reasonably necessary to consummate the transactions contemplated herein.

	2.11	Documents to be Delivered by Buyer at the
Closing. Buyer shall deliver to Seller at or prior to the Closing such documents or instruments as may be reasonably necessary to consummate the transactions contemplated herein.

	2.12	Employees.  At the Closing, Seller intends,
unless otherwise requested by Buyer, to terminate all employees working in connection with the Seller's Wafer
Fabrication Facility (the "Employees"). Buyer shall then extend offers of employment to at least 108 of the Employees identified on Exhibit N attached hereto and incorporated herein by reference; provided, however, that Seller shall have the right to elect to retain any Employee listed on Exhibit N by giving written notice of such election to Buyer prior to Closing. Such employment offers shall be the same or similar positions as is currently held by each such employee and shall include a competitive market rate salary proposal. Prior to Closing, Buyer may elect to employ more than 108 of the Employees in order to have greater production capacity at the Wafer Fabrication Facility prior to March 31, 1999.
In no event, however, shall Buyer retain fewer than 108 of the Employees as of March 31, 1999. Provided that Buyer retains at least 108 of the Employees as of March
31, 1999, any Employees hired by Buyer that Buyer does not elect to retain as of March 31, 1999 shall receive severance pay packages from Seller as though such Employees had not been employed by Buyer.

	2.13	Operating Permits and Claims Concerning the
Assets. At the Closing, Seller shall, and hereby does, assign to Buyer (a) all operating permits and licenses relating to the Assets or the Wafer Fabrication Facility
(to the extent transferable and Seller makes no representation or warranty that such permits and licenses are transferable), and (b) all claims and rights of Seller and with respect to any unrepaired or unremedied damage to any part or all of the Assets occurring prior to the Closing and which may be outstanding as of such date, including, without limitation, claims against any insurance companies.

	2.14	Seller's Premises Lease Assumption.  At or
prior to January 23, 1999, Buyer and Landlord shall have entered into a new lease, assumption or other acceptable arrangement for Buyer's continued use of the Premises, which shall be reasonably satisfactory to Buyer. Seller shall be released from all liability to Landlord under the Premises Lease, and shall be entitled to retain its security deposit under the Premises Lease. Seller and Buyer shall pay to Landlord a fee of no more than $600,000.00, which shall be borne $300,000.000 by Seller and $300,000.00 by Buyer. Buyer agrees to purchase from Seller the $65,000 security deposit that Seller has on deposit with Landlord under the Premises Lease on a dollar for dollar basis, which shall be in addition to the Purchase Price and which shall be credited to Seller or otherwise applied for the benefit of Seller through the Escrow by Escrow Holder. Buyer agrees that the existing terms of the Lease are satisfactory. Seller shall have the right, but not the obligation to take exclusive occupancy of that portion of the Premises consisting of approximately 2,300 square feet in the digital test area and outlined on Exhibit J-1 (the
"Interim Space") for a period of up to thirty (30) days after the date of the Closing. Any such occupancy shall be subject to the terms and conditions described on Exhibit J-2 attached hereto and made a part hereof.

	2.15	Process Development Agreement.  In
contemplation of Buyer operating the Wafer Fabrication
Facility, Buyer will require technical expertise to develop processes necessary for said Facility's operation. The parties intend to enter into a contract separate and distinct from this Agreement. Orbit has commenced work on said processes prior to the execution of this Agreement in contemplation of this Agreement being signed. Effective as of December 28, 1998, Buyer and Seller shall enter into a Process Development
Agreement ("PDA"), under which Seller, with Buyer's assistance, shall develop the processes necessary to manufacture Buyer's wafers. The PDA shall further provide that, once Seller has developed such processes, Seller shall assign such processes to Buyer. The parties agree that the consideration for the PDA shall be $2,800,000 payable pursuant to the terms of the PDA. The
PDA shall contain such other terms as are customary and reasonably satisfactory to Buyer and Seller.

	2.16	Limitation of Liability, Purchase Price Escrow,
and Guaranty.

		(a)	Limitation of Liability. Subject to
Section 2.17(i), below, Seller's obligation to indemnify, defend, and hold harmless Buyer pursuant to Section 9.1 hereof (i) shall not exceed the sum of One Million
Dollars ($1,000,000.00) and (ii) shall survive only for a period of one (1) year after Closing, except for claims made prior to the first anniversary of Closing that are not fully and finally resolved before such anniversary.
Seller's liability under this Agreement for any matters arising pursuant to or related to this Agreement including, but not limited to Environmental Liabilities, shall not exceed the sum of One Million Dollars
($1,000,000.000). Subject to Section 2.17(i) below and the above limitation on liability, Seller shall be liable for any matters relating to the representations and warranties under Article 4 and Environmental Liabilities for a period of one (1) year after Closing.

		(b)	Purchase Price Escrow.  At Closing, the
sum of One Hundred Thousand Dollars ($100,000.00) of
Purchase Price delivered by Buyer shall be held by the Escrow Holder as a fund for Buyer's protection against undisclosed liabilities, breach of warranties, and misrepresentations (the "Purchase Price Escrow"), under the terms of an Escrow Agreement substantially in the form of Exhibit G. It is expressly agreed that any portion of the Purchase Price Escrow used to satisfy
Seller's liabilities shall be applied against the total limit of Seller's liability as provided under Section
2.16(a) above.

		(c)	Guaranty.  At Closing, Seller shall
deliver to Buyer a Guaranty executed by the DII Group, Inc., a Delaware corporation, substantially in the form of Exhibit P. The purpose of the Guaranty shall be to protect Buyer against Environmental Liabilities or any breach of warranties or misrepresentations by Seller.
The Guaranty shall be limited to One Million Dollars
($1,000,000.00), shall be for a term of one (1) year from Closing, shall be reduced by all amounts paid to Buyer by Seller, and shall not be exercised by Buyer until the Purchase Price Escrow has been exhausted.

	2.17	"As-Is" Sale: Releases and Waivers.

		(a)	Buyer acknowledges except as provided in
Article 4 of this Agreement, and that except for written disclosures delivered to Buyer prior to the expiration of the Approval Deadline, neither Seller, nor anyone acting or claiming to act for or on behalf of Seller, has made any representations, warranties, promises or statements to Buyer concerning the Condition of the Assets. Buyer further acknowledges and agrees that the Condition of the Assets will be independently verified by Buyer to its full satisfaction on or before the Approval Deadline (or
Buyer will terminate this Agreement pursuant to Section
2.3 above), that Buyer will be acquiring the Assets based upon the representations and warranties of the Seller set forth in this Agreement together and in reliance on its own inspections, analyses and conclusions, and that if Buyer acquires the Assets, it will acquire the Assets in the Assets' "AS-IS" condition and "AS-IS" state of repair inclusive of all faults and defects, whether latent or patent, or known or unknown, except provided in Article 4 of this Agreement. Without limiting the scope or generality of the foregoing, Buyer expressly assumes the risk that the Assets may not now or in the future comply with any applicable laws hereafter in effect.

		(b)	Buyer further acknowledges and agrees that
the notification given by Seller in the first paragraph of this Section 2.17 is given for disclosure purposes only and that it does not constitute a representation or warranty that the adverse conditions so disclosed to Buyer are the only adverse conditions that may exist at or otherwise affect the Assets and, without limiting the scope or generality of this Section 2.17, and except as otherwise set forth herein, Buyer expressly assumes the risk that adverse physical, environmental, financial and legal conditions may not be revealed by Buyer's inspection and evaluation of the Assets, the Documents, and other materials.

		(c)	Buyer hereby fully and forever waives, and
Seller hereby fully and forever disclaims, all warranties of whatever type or kind with respect to the Property, whether express, implied or otherwise including, without limitation, those of fitness for a particular purpose, tenantability, habitability or use except for the representations and warranties set forth in this Agreement or incorporated by reference herein, and subject to and limited by the terms and conditions of
Section 2.16 above.

		(d)	Except with respect to the representations
and warranties as provided in Article 4 hereof, Buyer further acknowledges that any information including, without limitation, the Documents, any engineering reports, architectural reports, feasibility reports, marketing reports, soils reports, environmental reports, analyses or data, or other similar reports, analyses, data or information of whatever type or kind which Buyer has received or may hereafter receive from Seller, its agents, its consultants, or anyone acting or claiming to act on its behalf (the foregoing are collectively referred to herein as the "Seller Materials") are furnished without warranty of any kind and with no representation by Seller as to the completeness or accuracy of any of the Documents (except that Seller is providing the Documents to Buyer in good faith and with no basis in Seller's actual knowledge to believe that the Documents are not accurate) and on the express condition that Buyer shall make its own independent verification of the accuracy, reliability and sufficiency of such information and that Buyer will not rely thereon.
Accordingly, Buyer agrees that under no circumstances will it make any claim, directly or indirectly, against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller, its agents, consultants, contractors, or any other persons who prepared or furnished any of the Seller Materials as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Seller
Materials (including, without limitation, by reason of any person's sole, active, passive or other negligence).

		(e)	Subject to Section 2.17(i) below, upon the
expiration of one (1) year from the Closing Date, during which time such claims shall be subject to and limited by the terms and conditions of Section 2.16 above, Buyer shall fully and forever release, acquit and discharge
Seller of and from, and hereby fully and forever waives:

			(1)	Any and all claims, actions, causes
of action, suits, proceedings, demands, rights, damages, costs, expenses or other compensation whatsoever, whether known or unknown, direct or indirect, foreseeable or unforeseeable, absolute or contingent, that Buyer then has or may have or which may arise in the future arising out of, directly or indirectly: (A) any negligent act or omission of Seller (or any person acting for or on behalf of Seller or for whose conduct Seller may be liable), whether or not such negligence be the active, passive or sole negligence of Seller, in connection with Seller's prior ownership, operation or use of the Property; (B) any condition of environmental contamination or pollution at the Premises, however and whenever occurring
(including, without limitation, the contamination or pollution of any surface or subsurface soils, subsurface media, surfacewaters or groundwaters at the Premises);
(C) to the extent not already included in (B), above, the prior, present or future existence, release or discharge, or threatened release, of any Hazardous Materials at the Premises, however and whenever occurring (including, without limitation, the release or discharge, or threatened release, of any Hazardous Materials into the air at the Premises or into any soils, subsoils, surfacewaters or groundwaters at the Premises); (D) the violation of any Applicable Law now or hereafter in effect, however and whenever occurring, with respect to the Premises; (E) geologic and seismic conditions at the Premises, and soil and subsoil conditions at the Premises; or (F) the condition of the Assets and the Premises (including, without limitation, any structural, foundation, roof, plumbing, heating, air-conditioning, electrical, mechanical and other defects as may exist therein and any non-compliance thereof with building codes, other Applicable Laws, and private restrictions).

			(2)	Any and all damages; losses; costs;
judgments; fines and penalties; fees; expenses; or other compensation whatsoever arising out of, directly or indirectly, any of the matters described in clauses (A) through (F) of Section 2.17(e)(1), above.

		(f)	Without limiting the scope or generality
of the foregoing release and waiver provisions, and subject to Section 2.17(i) below those provisions shall specifically include and cover (1) any claim for or right to indemnification, contribution or other compensation based on or arising under the Comprehensive Environmental
Response, Compensation and Liability Act, as amended
("CERCLA"), 42 U.S.C.  9601, et seq., the Resource
Conservation and Recovery Act, as amended ("RCRA"), 42
U.S.C.  6901, et seq., the Carpenter-Presley-Tanner
Hazardous Substances Account Act, as amended ("CPTHSA"),
Cal. Health & Safety Code 25300, et seq., or any similar or other Applicable Law now or hereafter in effect, and
(2) any claim for or based on trespass, nuisance, waste, negligence, negligence per se, strict liability, ultrahazardous activity, indemnification, contribution or other theory arising under the common law of the State of California (or any other applicable jurisdiction) or arising under any Applicable Law now or hereafter in effect.

		(g)	For purposes of this Section 2.17, the
word "at" also means on, beneath, in, above, and in the vicinity of.

		(h)	With respect to all releases made by Buyer
in this Agreement, Buyer hereby waives the application and benefits of California Civil Code 1542 and hereby verifies that it has read and understands the following provision of California Civil Code 1542:

		"A general release does not extend to
claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

			_________________
			Buyer's Initials

		(i)	Upon the expiration of one (1) year from
the Closing Date ("Claims Period"), Buyer shall release, indemnify, protect, defend and hold Seller, its employees, agents, successors and assigns free and harmless from and against any and all claims, actions, causes of action, suits, proceedings, costs, expenses
(including without limitation, attorneys' fees and costs), liabilities, damages and liens of any type or kind, including Environmental Claims, arising out of: any breach of this Agreement or of the representations, warranties or covenants contained therein; the Assets;
the Premises; the Wafer Fabrication Facility, or the operation, prior to or after the Closing Date, of the Assets, Premises or Wafer Fabrication or the Business relating thereto ("Business Claims"). Such release, indemnity, protection and defense obligations shall not extend to claims under the Wafer Production Agreement or any Business Claims, to the extent such Business Claims are made prior to the expiration of the Claims Period but are not fully and finally resolved by the expiration of the Claims Period. The above notwithstanding, after the Claims Period has expired, Seller shall indemnify, protect, defend and hold Buyer harmless from and against any suits or legal proceedings brought by any third parties unrelated to Buyer (including any governmental entities) with regard to Environmental Liabilities
("Third Party Environmental Claims") provided that: (i) the indemnity, protection, defense and hold harmless obligations of Seller shall only extend to Environmental
Liabilities caused by Seller or first occurring on the Premises during Seller's occupancy of the Premises; and
(ii) that Buyer must, at its sole cost and expense, undertake and thereafter remediate any Hazardous
Materials that may be the basis for such Third Party
Environmental Claims.  Upon expiration of the Claims
Period, Buyer shall execute a Release to reaffirm the release contained herein, in the form of Exhibit L.

		(j)	The provisions of this Section 2.17 shall
survive the Closing. Buyer hereby acknowledges and agrees that the provisions of this Section 2.17 are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance under this Agreement and that Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 2.17.

	2.18	Work in Progress ("WIP").  The parties
acknowledge that Seller shall have an inventory of work in progress as of the Closing ("WIP"). The parties shall enter into an agreement to provide for the disposition of the WIP, under which Seller shall designate whether the WIP will be sold by Buyer to Seller or third parties.
Seller shall purchase from Buyer only finished wafers produced from the WIP, and the purchase price for such finished wafers shall be based on the percentage of the WIP used to create such finished wafers that are incomplete as of the Closing, not to exceed $500.00.
Buyer shall pay to Seller for any WIP to be sold to third parties other than MICREL an amount equal to the completed percentage of the WIP, multiplied by the Cost of the WIP. For purposes of this provision, the "Cost" of the WIP is equal to $727. With regard to any WIP to be sold to MICREL, Buyer shall pay to Seller an amount equal to the completed percentage of the WIP multiplied by the Cost, but in no event shall such amount exceed
$550. As a condition for permitting the sale of WIP to third parties under the terms and conditions set forth above, the average sales price ("ASP") for all WIP sold to third parties (not including WIP sold to Seller), must be greater than $1,454. The remaining terms of such agreement shall be mutually agreed upon by the parties.

	2.19	Operation of Premises.  From the date of this
Agreement through the Closing, Seller shall (a) comply with all Applicable Laws, Permits, the NationsBanc Lease, the Premises Lease, and all other agreements and arrangements relating to the Assets, the Premises and the Wafer Fabrication Facility, make all payments due thereunder, and suffer no default or violation thereof;
(b) without the prior written approval of Buyer, neither negotiate nor enter into any new contract nor modify any existing contract affecting the Assets, the Premises or the wafer Fabrication Facility which cannot be terminated without charge, cost, penalty or premium on or before the Closing; (c) not modify, amend or terminate the NationsBanc Lease, the Premises Lease, or any other such agreement or arrangement, nor waive any term or condition thereof, nor exercise any extension, expansion, termination or other rights or options thereunder or grant or withhold any approvals thereunder, without in each instance first having obtained the prior written consent of Buyer; and (d) not make or permit to be made any material change to the Assets, the Premises or the Wafer Fabrication Facility, and promptly notify Buyer in writing of any default or claim of default under the NationsBanc Lease, the Premises Lease or any other such agreement or arrangement or any material change affecting the Assets, the Premises or Wafer Fabrication Facility. Seller shall continue to insure the Assets until Closing in a manner consistent with Seller's prior practices.
From the date of this Agreement through the date of Closing, Seller shall bear all risk of loss to the Assets and the Premises, except to the extent of the non-refundable portion of the Deposit retained by Seller.
Nothing in this Section 2.19 shall prohibit Seller from making repairs to any Assets consistent with Seller's prior practice.

	2.20	Seller's Intellectual Property.  Seller shall
grant to Buyer a non-exclusive, perpetual, irrevocable, transferrable, sublicenseable, royalty-free license for Seller's Intellectual Property. Seller agrees not to license, sell or otherwise transfer any of Seller's Intellectual Property to any of the customers identified on Exhibit A-2 or to any entity that owns or operates a wafer manufacturing facility that would use Seller's Intellectual Property in order to compete with Buyer.
Seller shall have the right to manufacture or produce, or cause to be manufactured or produced, Wafers using
Seller's Intellectual Property, and to sell such Wafers to third parties. Seller agrees that any license, sale or other transfer of Seller's Intellectual Property shall prohibit the use of Seller's Intellectual Property for the purpose of manufacturing or producing Wafers to be sold to any of the customers identified on Exhibit A-2.

	3.  ARTICLE THREE
	WAFER PRODUCTION

	3.1	Wafer Production and Purchase Rights.  At or
prior to the Closing Date, Buyer and Seller shall enter into a Wafer Production Agreement ("WPA"), under which Buyer shall sell to Seller and Seller shall purchase from Buyer wafers in such quantities in any given month as determined by Seller in a manner consistent with the terms of the WPA for a period of three years. The WPA shall provide that the wafer price for all wafers other than wafers produced on Canon equipment ("Canon Wafers") shall be $500 for the first year of the WPA and $450 for the second and third years of the WPA. The wafer price for Canon Wafers shall be $700 per wafer, but Buyer shall have the right to refuse to accept orders for Canon wafers and to terminate such work by giving Seller at least nine (9) months' prior written notice. Seller shall further guarantee to purchase from Buyer a minimum of 7,200 wafers on an annual basis, and Buyer shall guarantee to sell to Seller, should Seller so require, a maximum of 12,000 wafers on an annual basis. Seller agrees to pay the following minimum lot charges for orders of (three) 3 wafers or less: (1) $1,500 for DSM wafer orders; (2) $2,500 for Encore wafer orders; and (3) $6,250 for all other wafer orders. Buyer shall use its best efforts to deliver wafer orders to Seller in a timely manner. Buyer shall reduce the amount of time required to satisfy Seller's wafer orders by forty percent (40%) in exchange for Seller's payment to Buyer of a twenty-five percent (25%) premium on the price of each such wafer order. In the event that Buyer is four
(4) weeks' late in satisfying Seller's wafer orders twice during any calendar quarter, then the price for the next late wafer order following the second late wafer order shall be reduced by fifty percent (50%), regardless of how late that wafer order is. The WPA shall contain such other terms as are customary and reasonably satisfactory to Buyer and Seller.

	4.  ARTICLE FOUR
	REPRESENTATIONS AND WARRANTIES OF SELLER

	Seller hereby represents and warrants to, and covenants with, Buyer that, except as described on the Schedule of Exceptions attached as Exhibit A-4 hereto, the following matters are and shall be true and correct as of the date hereof and as of the Closing Date:

	4.1	Seller's Corporate Status.  Seller is a
corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is in good standing in the State of California.

	4.2	Authorization; Etc.

		(a)	Seller has the right, full power, legal
capacity and authority to execute, deliver, enter into and perform this Agreement and the Associated Agreements and to carry out the transactions contemplated in this Agreement and the Associated Agreements. This Agreement and the Associated Agreements will be duly and validly executed and delivered by Seller and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, creditors' reorganization, creditors' arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

	4.3	Material Changes in Seller's Financial
Condition.  Since [date] there has not been any:

		(a)	Damage or destruction having a material
adverse effect on the Assets or the Wafer Fabrication
Facility by fire, storm, or similar casualty, whether or not covered by insurance.

	4.4	Title to Assets; Encumbrances.  At the Closing,
Buyer will obtain good and marketable title to the Assets, free and clear of any and all taxes, liens, charges, encumbrances, judgments, obligations, security interests, liabilities or claims of any nature whatsoever of any third party or parties.

	4.5	Seller's Lease.  Exhibit K to this agreement is
a complete and accurate legal description of the parcel of real property leased to Seller. Exhibit K contains a description of all buildings, fixtures, and other improvements located on the properties. The Lease listed in Exhibit K is valid and in full force, and there does not exist any material default or event that with notice or lapse of time, or both, would constitute a material default under the Lease. The Premises Lease constitutes the entire agreement of the Landlord and Tenant thereunder, and there are no other agreements or arrangements whatsoever relating to Seller's use or occupancy of the Premises.

	4.6	Employee's Contracts.  Exhibit M to this
agreement is a list of all Seller's material employment contracts, collective bargaining agreements, and pension, bonus, profit-sharing, stock option, or other agreements providing for remuneration or benefits for the Employees.
To the best of Seller' knowledge, Seller is not in default under any of these agreements.

	4.7	Litigation.  To the best of Seller knowledge,
there is no legal proceeding or action of any nature pending in which the Seller is a party, and none is threatened regarding any of the Assets or Permits, the Premises, the NationsBanc Lease or the Premises Lease or that could have a material adverse effect on the Wafer
Fabrication Facility.

	4.8	Contracts, Warranties and the NationsBanc
Lease.

		(a)	The Warranties, Contracts and the
NationsBanc Lease together constitute all instruments and agreements affecting Seller's rights in and to the Equipment.

		(b)	True and correct copies of each of the
Warranties, Contracts and the NationsBanc Lease and all modifications and amendments thereto have been delivered to Buyer by Seller.

		(c)	The Contracts, Warranties and the
NationsBanc Lease are valid, binding and enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance, and are in full force and effect and there are no existing material defaults by Seller or any other parties under any of the Contracts and Warranties.

	4.9	Hazardous Materials.

		Except as permitted by applicable law, no Hazardous Materials are being or have been generated, stored or otherwise used or held on, under or about all or any portion of the Premises, or transported to, from or across all or any portion of the Premises, by or with the permission of Seller or, to the best of Seller's knowledge, by any other person or entity. Except as permitted by applicable law, Seller has not, and, to the best of Seller's knowledge, no other person or entity has, released or permitted the release or continuation of a release of any Hazardous Materials on, under or about the Premises, or any portion thereof.

	4.10	Underground Storage Tanks.  To the best of
Seller's knowledge there are no underground storage tanks on, under or about the Premises.

	4.11	Environmental Reports.  Attached hereto as
Exhibit O is a complete list of all environmental reports and opinions that have been issued with respect to the Premises (the "Environmental Reports"), and that are in Seller's possession, custody or control or within Seller's knowledge, including names and addresses of all engineers, consultants and experts who have inspected the Premises for hazardous or toxic substances.

	4.12	Existing Contamination.  To the best of
Seller's knowledge, no Hazardous Materials are present in, on, or under any of the Premises, or any properties owned, leased or used at any time (including both land and improvements thereon) in connection with the Assets, and, to the knowledge of Seller, without investigation, no reasonable likelihood exists that any Hazardous
Materials will come to be present in, on, or under the Premises, or any properties owned, leased or used at any time (including both land and improvements thereon) in connection with the Assets, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws.

	4.13	Compliance with Environmental Laws/Claims.  To
the best of Seller's knowledge, with respect to the ownership, use and operation of the Assets, Seller (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental
Laws; and (ii) is in compliance with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. As of the date hereof, Seller is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise from the basis of any Environmental Claim.

	4.14	Existing Improvements.  To the best of Seller's
knowledge, all licenses, permits, authorizations and approvals required for the operation of the Wafer
Fabrication Facility by all governmental authorities have been issued and paid for.

	4.15	Compliance.  Seller has complied in all
material respects with all laws applicable to the Assets, and has received no notice alleging any conflict, violation, breach or default with respect to such laws.

	4.16	Disclosure.  To the best of Seller's knowledge,
no representation or warranty by Seller contained in this Agreement contains or will contain any untrue statement of material fact.

	4.17	Taxes.  Seller has paid all taxes required
under applicable law. There are (and as of immediately following the Closing there will be) no Liens (other than statutory liens securing amounts not yet due or payable) on the Assets relating to or attributable to Taxes.

	5.  ARTICLE FIVE
	BUYER'S REPRESENTATIONS AND WARRANTIES

	Buyer represents and warrants that:

	5.1	Authorization; Etc.

		(a)	Buyer has the right, full power, legal
capacity and authority to execute, deliver, enter into and perform this Agreement and the Associated Agreements and to carry out the transactions contemplated in this Agreement and the Associated Agreements. Upon receipt of approval by the Board of Directors of Buyer, this Agreement and the Associated Agreements will be duly and validly executed by Buyer and will be valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, creditors' reorganization, creditors' arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. Any and all authorizations and approvals of the Board of Directors and Shareholders of Buyer required by law or under Buyer's Articles of Incorporation or Bylaws in connection with the execution, delivery and performance of this Agreement and each of the Associated Agreements will be duly obtained at or prior to the Closing.

		(b)	Buyer has the right, power, legal capacity
and authority to enter into, and perform its obligations under, this Agreement, and no approvals or consents of any persons other than Buyer are necessary in connection with this Agreement. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.

	5.2	No Violation.  Neither the execution and
delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

		(a)	violate the Articles of Incorporation or
Bylaws of Buyer;

		(b)	violate, or be in conflict with, or
constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of, any material debt, obligation, contract, commitment or other agreement to which Buyer is a party except for approval of Buyer's lenders; and

		(c)	violate any statute or law or any
judgment, decree, order, regulation or rule of any court or governmental authority by which Buyer is bound.

	5.3	Consents and Approvals of Government
Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement or the Associated
Agreements by Buyer and the consummation by Buyer of the transactions contemplated thereby.

	6.  ARTICLE SIX
	CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

	The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 6. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity.

	6.1	Seller's Representations and Warranties Are
True. All representations and warranties by the Seller in this Agreement, or in any written statement that shall be delivered to Buyer under this Agreement, shall be true in all material respects on and as of the Closing Date as though made such representations and warranties were made on and as of that date.

	6.2	Seller Has Performed.  Seller shall have
performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

	6.3	No Legal Action Pending.  Subject to the
Schedule of Exceptions attached as Exhibit A-4, no action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

	6.4	Material Adverse Change.  During the period
from December 18, 1998 to the Closing Date, there shall not have been any material adverse change in the Assets.

	6.5	Duly Authorized.  The execution and delivery of
this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action.

	6.6	Assignment of Lease.  The Premises Lease shall
have been assigned from Seller to Buyer and Landlord shall have consented thereto, pursuant to the Lease
Assignment.

	6.7	Associated Agreements.  The PDA and the WPA
shall have been executed.

	6.8	No Defaults.  There shall not have occurred any
material default or event of material default, or any event or condition that (with the giving of notice or the passage of time or both) could constitute such a material default or event of material default, under the NationsBanc Lease or the Premises Lease.

	6.9	Consents.  Seller and/or Buyer shall have
obtained all consents reasonably necessary to be obtained prior to Close of Escrow to operate the Wafer Fabrication
Facility.

	6.10	Due Diligence.  On or before the Approval
Deadline, Buyer shall have provided Seller written approval of the Condition of the Assets, as provided in
Section 2.3(b) of this Agreement.

	7.  ARTICLE SEVEN
	CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

	The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity.

	7.1	Buyer's Representations and Warranties Are
True. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

	7.2	Buyer Has Performed.  Buyer shall have
performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

	7.3	No Legal Action Pending.  No action, suit, or
proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

	7.4	Duly Authorized.  The execution and delivery of
this agreement by Buyer, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Seller shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Buyer.

	7.5	Necessary Consents.  All necessary agreements
and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Buyer and delivered to Seller.

	7.6	Assignment of Lease.  The Premises Lease shall
have been assigned from Seller to Buyer pursuant to the Lease Assignment.

	7.7	Associated Agreements.  The PDA and the WPA
shall have been executed, containing terms and conditions reasonably acceptable to Seller and Buyer.

	8.  ARTICLE EIGHT
	THE CLOSING

	8.1	Closing Date.  The transfer of the Assets by
Seller to Buyer (the "Closing") shall take place at the offices of Bryant, Clohan, Eller, Maines & Baruh, LLP,
101 Park Center Plaza Suite 400, San Jose, California, as soon as practicable after the satisfaction of the conditions to closing described herein, but in no event later than Monday, January 25, 1999 (the "Closing Date"), unless otherwise agreed to by the parties.

	8.2	Seller's Delivery.  At the Closing, Seller
shall deliver or cause to be delivered to Buyer:

		(a)	Assignments of all leaseholds, properly
executed and acknowledged by Seller; and

		(b)	Instruments of assignment and transfer of
all Assets described in Section 1.1, as provided in
Section 2.9.

	8.3	Seller's Assistance.  Seller, at any time
before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement.

	8.4	Buyer's Delivery.  At the Closing, Buyer shall
deliver to Seller the following consideration, instruments and documents:

		(a)	Good funds to be deposited with Escrow
Holder and released to Seller in the amount of Nine
Million Two Hundred Thousand Dollars ($9,200,000.00).

		(b)	Instruments of assumption or release of
the liabilities of Seller under Seller's NationsBanc
Lease, the Premises Lease, all other leases, contracts or other obligations being assumed by Buyer under the terms of this Agreement, and any other documents necessary to perform Buyer's obligations under this Agreement.

		(c)	In the event that NationsBanc refuses to
accept Buyer's assignment and assumption of the NationsBanc Lease, a sublease of the NationsBanc Lease for the balance of the term of the NationsBanc Lease on the same terms and conditions as the NationsBanc Lease, including rent.

	9.  ARTICLE NINE
	SELLER'S OBLIGATIONS AFTER CLOSING

	9.1	Seller's Indemnity.  Seller shall, indemnify,
defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees (collectively "Losses"), that Buyer shall incur or suffer, that arise, result from, or relate to any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished by Seller under this Agreement. Said indemnity shall be subject to the limitations set forth in Section 9.4 below.

	9.2	Notification of Claims.  Buyer shall promptly
notify Seller of the existence of any Losses. Buyer shall undertake the defense of, or compromise or settle the claim or other matter.

	9.3	Survival of Representations and Warranties. All
representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of one
(1) year after the Closing Date. No representations or warranties whatever are made by any party, except as specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained in any of these instruments, certificates, opinions, or other writings, shall be deemed to be representations and warranties under this Agreement. The representations, warranties and indemnities made by the parties in this Agreement or in instruments, certificates, opinions, or other writings provided for in the covenants and agreements to be performed or complied with by the respective parties under it before the Closing Date, shall be deemed to be continuing and shall survive the Closing to the extent provided herein. Nothing in this section shall affect the obligations and indemnities of the parties with respect to the covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

	9.4	Limitations on Indemnification.

		(a)	Notwithstanding any other provision of
this Agreement, Seller shall have no liability for indemnification under this Article 9 for Losses in excess of One Million Dollars ($1,000,000.00).

		(b)	The amount of any Losses shall be reduced
by the amount, if any, of the recovery (net of reasonable expenses) incurred in obtaining such recovery) which Buyer shall have received with respect thereto from any other party, person or entity, including an insurer of the Buyer (and no right of subrogation shall accrue to any insurer hereunder).

	10.  ARTICLE TEN
	BUYER'S OBLIGATIONS AFTER CLOSING

	10.1	Buyer's Indemnity.  Buyer agrees to indemnify,
defend and hold harmless Seller against, and in respect of, any and all Losses that Seller may incur or suffer, that arise, result from, or relate to: (a) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements, whether contained in this Agreement, the Associated
Agreements, the NationsBanc Leases, the Premises Lease, or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer; or (b) the operations, activities or other conduct of Buyer
(with respect to the Assets or otherwise) after the Closing Date.

	10.2	Notification of Claims.  Seller shall promptly
notify Buyer of the existence of any Losses. Seller shall undertake the defense of, or compromise or settle the claim or other matter.

	11. ARTICLE ELEVEN
	PUBLICITY

	11.1	Publicity.  Except as required by applicable
regulations of the Securities and Exchange Commission or other applicable law, neither Buyer nor Seller shall make any press release or otherwise publicize or disclose the transactions contemplated by this Agreement to any third party without the express written consent of the other party, which shall not be unreasonably withheld. The parties further agree to enter into a Confidentiality Agreement with regard to certain trade secret and intellectual property matters, in form and substance mutually acceptable to the parties. The parties shall issue a joint press release upon execution of the Agreement and upon Closing in form and substance mutually acceptable to the parties.

	12.  ARTICLE TWELVE
	COSTS

	12.1	No Agents.  Each party represents and warrants
that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Buyer agrees to indemnify and hold harmless Seller against any loss, liability, damage, cost, claim, or expense incurred by reason of any broker-age, commission, or finder's fee alleged to be payable because of any act, omission, or statement of Buyer.

	12.2	Costs and Prorations.  Each party shall pay all
its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. At Closing, all closing costs shall be allocated between Buyer and Seller in equal shares. Each party shall be responsible for its own attorneys' fees, consultants' fees, and other professional fees. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Assets, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. All real estate taxes and any interest on assessments and/or bonds applicable to the Premises, the Assets, or any part thereof, and all personal property taxes applicable to the Assets, if any, shall be prorated based on the most recently available tax information. Buyer shall be responsible for all such taxes and assessments from and after Closing. Buyer shall pay sales and use taxes arising out of the transfer of the Assets. Any refund for real estate taxes or assessments applicable to the period preceding the Closing, whether paid before or after the Closing, shall be paid to Seller, and Buyer shall have no claim or right thereto. The principal amount of any and all assessments and/or bonds which encumber the Assets or any part thereof shall not be prorated or apportioned but shall be assumed in full by Buyer at Closing without adjustment to the Purchase
Price. All utilities including, without limitation, oil, gas, electricity, water, telephone, cable television, sewer, and refuse collection), and other operating expenses of the Assets, not separately billed by the provider shall be prorated based upon actual meter readings by the utility company (if metered), upon the monthly or bimonthly statement most recently received by Seller (if charged on a flat-rate monthly or bimonthly basis) or in accordance with standard escrow custom and practice, if not metered or charged on a flat-rate basis.
Any refundable utility deposits or deposits under the Premises Lease, NationsBanc Lease, Permits, Contracts or any other leases being approved by Buyer shall be credited to Seller. Fees under service or maintenance contracts to be continued by Buyer after the Closing, if any, shall be prorated as of the date on which the Closing occurs. All prorations shall be made in accordance with custom and practice in the County of Santa Clara, except as otherwise expressly provided herein. All items attributable to the period up to the date on which the Closing occurs shall be credited to Seller. All items attributable to the period on and after the date on which the Closing occurs shall be credited to Buyer. Except as otherwise provided herein, Buyer shall bear all costs of obtaining all consents required of third parties in connection with the purchase and sale of the Assets, the assignment of the NationsBanc Lease, the Premises Lease, and the Permits (including any share of the purchase price claimed by the Premises landlord to be allocable to the value of the Premises
Lease). If any errors or omissions are made regarding adjustments and prorations as set forth above, the parties shall make the appropriate corrections promptly upon the discovery thereof, provided the same is discovered within six (6) months after the Closing. Any error or omission not discovered within that period shall not thereafter be subject to adjustment. The amount necessary to correct any adjustment or proration that is to be corrected hereunder shall be paid in cash to the party entitled thereto. Said six (6) month limitation shall not apply to any real property tax refund relating to the period preceding the Closing, which shall be paid to Seller regardless of when the refund is made.

	13.  ARTICLE THIRTEEN
	FORM OF AGREEMENT

	13.1	Headings.  The subject headings of the
articles, paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

	13.2	Entire Agreement, Waivers.  This Agreement and
those documents and agreements referred to herein constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

	13.3	Counterparts.  This Agreement may be executed
simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This
Agreement (or any counterpart hereof) may also be executed by facsimile signature.

	14. ARTICLE FOURTEEN
	PARTIES IN INTEREST

	14.1	Third Party.  Nothing in this Agreement,
whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

	14.2	Assignment.  This Agreement shall be binding
on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns. Buyer may assign any of its rights under this Agreement, provided Buyer's assignee agrees to assume Buyer's obligations or duties under this Agreement.

	15.  ARTICLE FIFTEEN
	REMEDIES

	15.1	Arbitration.  Any controversy or claim arising
out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in San Jose, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating, making, and consummating acquisition agreements.

	15.2	Attorney's Fees.  If any legal action or any
arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or in connection with the Purchase Price Escrow, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

	15.3	Termination.

		(a)	This Agreement may be terminated:

                        (1)     by the mutual consent of Buyer and
                                Seller;

		    	(2)	by Seller or Buyer if the Closing has
                                not taken place before January 25,
                                1999; provided, however, that no
                                party then in breach of any of its
                                obligations hereunder shall have the
                                right to terminate;

		    	(3)	by Buyer upon notice to Seller if any
                                of the conditions set forth in
                                Article 6 hereof become impossible to
                                satisfy (other than by reason of the
                                failure of Buyer to fulfill its
                                obligations under this Agreement);
                                and

			(4)	by Seller upon notice to Buyer if any
                                of the conditions set forth in
                                Article 7 hereof become impossible to
                                satisfy (other than by reason of the
                                failure of Seller to fulfill its
                                obligations under this Agreement).

		(b)	If this Agreement is terminated for any
reason pursuant to this Section 15.3, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction.

		(c)	If this Agreement is terminated by Seller
or Buyer as permitted under paragraph (a) of this Section
15.3 and not as a result of a breach of a representation or warranty or the failure of any party to perform its obligations hereunder, such termination shall be without liability of any party. If a party terminates this Agreement as a result of a breach of a representation or warranty by the other party or the failure of the other party to perform its obligations hereunder, the nonbreaching party, in addition to any other legal remedies that may be available, shall be entitled to reimbursement from the breaching party for all expenses incurred by the nonbreaching party in connection with this Agreement and the transactions contemplated hereby.

	16.  ARTICLE SIXTEEN
	NOTICES

	All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

        To Seller at:                   Orbit Semiconductor
					169 Java Drive
					Sunnyvale, CA  94089
					Attn: Duncan Robertson
					Telephone: (408) 744-1800
					Telecopy:  (408) 747-1263

        With a copy to:                 Bryant, Clohan, Eller, Maines
                                        & Baruh LLP
					101 Park Center Plaza, Suite 400
					San Jose, CA  95113
					Attn: James J. Eller
					Telephone: (408) 299-0180
					Telecopy:  (408) 795-3100

        To Buyer at:                    Supertex, Inc.
					1235 Bordeaux Drive
					Sunnyvale, CA  94089
                                        Attn: Henry C. Pao, President & CEO
					Telephone: (408) 744-0100
					Telecopy:  (408) 222-4869

        With a copy to:                 Wilson Sonsini Goodrich & Rosati,P.C.
					650 Page Mill Road
					Palo Alto, CA  94304
					Attn: John B. Goodrich
					Telephone: (650) 493-9300
					Telecopy:  (650) 493-6811

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

	17.  ARTICLE SEVENTEEN
	GOVERNING LAW

	This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

	18.  ARTICLE EIGHTEEN
	 SEVERABILITY

	If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.


	IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

						SELLER:

						ORBIT SEMICONDUCTOR,INC.,

						A Delaware corporation

						By: /s/ Ronald R. Snyder
							Ronald R. Snyder
						Its: President

						BUYER:

						SUPERTEX, INC., a
						California corporation

						By: /s/ Henry C. Pao
							Henry C. Pao
						Its:  President and CEO


6977c
1/15/99